Exhibit 99.2

***CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

FAVRILLE, INC.,

a Delaware corporation;

MONTANA MERGER SUB, INC.,

a Delaware corporation; and

MYMEDICALRECORDS.COM, INC.,

a Delaware corporation

Dated as of November 8, 2008

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Voting Agreements

Exhibit C	-	Creditor Plan

Exhibit D	-	Form of Company Stockholder Consents

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of November 8, 2008, by and among:  FAVRILLE, INC., a Delaware corporation (“Parent”); MONTANA MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and MYMEDICALRECORDS.COM, INC., a Delaware corporation (the “Company”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company;

WHEREAS, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company will issue to Parent, on the next business day following the date of this Agreement, a promissory note in the principal amount of $500,000 (the “Second Bridge Note”) on substantially similar terms as those included in the Bridge Note, the proceeds of which are to be used exclusively by the Company for general corporate purposes and Expenses related to the Merger;

WHEREAS, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Robert H. Lorsch, Naj Allana, Hector V. Barreto, Jr., George Rebensdorf, Bernard Stolar, Rich Teich and The RHL Group, Inc., a California corporation (“RHL Group”) are executing Voting Agreements in the form of Exhibit B (the “Voting Agreements”);

WHEREAS, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company has executed the Creditor Plan in the form of Exhibit C (the “Creditor Plan”), pursuant to which Parent intends to settle all of its outstanding Liabilities and obtain releases from Parent’s creditors, subject to the terms and conditions set forth therein; and

WHEREAS, Parent, Merger Sub and the Company intend that the issuance of Parent Common Stock in connection with the Merger and the Creditor Plan be accomplished through a private placement of the requisite shares of Parent Common Stock exempt from registration under Regulation D promulgated under the Securities Act.

AGREEMENT

The parties to this Agreement agree as follows:

1.                                      DESCRIPTION OF TRANSACTION.

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                               Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than one (1) business day after the date on which the last of the conditions set forth in Sections 6, 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”  Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise mutually determined by Parent and the Company prior to the Effective Time:

(a)                                  the Company Certificate of Incorporation immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, except that the Company Certificate of Incorporation shall be amended, effective as of the Effective Time, to change the name of the Surviving Corporation to “MyMedicalRecords, Inc.”;

(b)                                  the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time; and

(c)                                  unless otherwise agreed in writing between Parent and the Company, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be as follows:

Directors:  Robert H. Lorsch, Bernie Stolar, George Rebensdorf

Officers:                                                 Robert H. Lorsch, Chief Executive Officer

Naj Allana, Chief Financial Officer and Secretary.

1.5                               Conversion of Shares in Merger.

(a)                                  Any shares of Company Common Stock or Company Preferred Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)                                  Each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation immediately after the Effective Time.

(c)                                  Subject to Sections 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Common Exchange Ratio.

1.6                               Options to Acquire Company Capital Stock.  At the Effective Time, each Company Option, whether vested or unvested, shall be substituted or replaced by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Stock Option Plan and the stock option agreement by which such Company Option is evidenced with a new Parent Option under the Parent Option Plan.  Accordingly, from and after the Effective Time:

(a)                                  each Parent Option issued as a replacement or substitute for a Company Option may be exercised solely for shares of Parent Common Stock;

(b)                                  the number of shares of Parent Common Stock subject to each Parent Option shall be equal to the number of shares of Company Common Stock that were subject to the replaced or substituted Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number;

(c)                                  the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each replacement or substituted Parent Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option as in effect immediately prior to the Effective Time, by the Common Exchange Ratio, and rounding the resulting exercise price up to the nearest one-tenth (1/10) of one cent;

(d)                                  the replacement or substituted Parent Option shall contain the same restrictions on exercise and the same term, exercisability and vesting schedule as in effect on the Closing Date for the Company Option that was replaced or substituted; and

(e)                                  the adjustment provisions herein with respect to any Company Options that are incentive stock options as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and which does not modify the incentive stock option within the meaning of Section 424(h) of the Code.

The Company and Parent shall take all action that may be necessary under the Stock Option Plan and Parent Stock Option Plan, to effectuate the provisions of this Section 1.6, including adopting such resolutions and obtaining any consents as required.  Following the Closing, Parent will send to each holder of a replaced or substituted Company Option a replacement or substituted Parent Stock Option, including (i) a grant notice setting forth (A) the number of shares of Parent Common Stock subject to such replaced or substituted Company Option; (B) the exercise price per share of Parent Common Stock issuable upon exercise of such replaced or substituted Company Option; and (C) the vesting schedule for the replacement or substituted Parent Stock Option and (ii) a Parent stock option agreement related to the replacement or substituted Parent Stock Option.

1.7                               Warrants to Acquire Company Capital Stock.  Prior to the Effective Time, Company shall enter into an agreement with each holder of a Company Warrant to provide that subject to the Closing of the Merger and as of the Effective Time, each Company Warrant will be exchanged for a new warrant issued by Parent (“Parent Warrant”), or shall be amended or modified to automatically be converted into a warrant issued by Parent, in each case in form and substance reasonably acceptable to Parent, which shall be exercisable for a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock or Company Preferred Stock, as applicable, that were subject to the exchanged Company Warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest one-tenth (1/10) of a share.  The per share exercise price for the shares of Parent Common Stock issuable upon exercise of each exchanged Parent Warrant shall be determined by dividing the exercise price per share of Company Common Stock or Common Preferred Stock subject to such Company Warrant as in effect immediately prior to the Effective Time, by the Common Exchange Ratio, and rounding the resulting exercise price up to the nearest one-tenth (1/10) of one cent, and the exchanged Parent Warrant shall contain the same restrictions on exercise and the same term, exercisability and vesting schedule as in effect on the Closing Date for the Company Warrant that was replaced or substituted.

The Company and Parent shall take all action necessary to effectuate the provisions of this Section 1.7 including in the case of the Company obtaining the Consent of all holders of Company Warrants to exchange the Company Warrants in accordance with this Section 1.7.

1.8                               Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of capital stock of the Company outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9                               Exchange of Certificates.

(a)                                  On the Closing Date, to the extent that the Company shall have delivered a written request to Parent and the relevant Company Stock Certificates have been surrendered for cancellation to Parent no later than five (5) business days prior to the Closing Date and Parent has received a letter of transmittal from the relevant holder of Company Capital Stock in customary form and containing such customary provisions (as reasonably agreed to by Parent and Company within 10 days after the date of this Agreement), Parent shall deliver certificates representing shares of Parent Common Stock to each such holder of record of a Company Stock Certificate that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5(c).  As soon as reasonably practicable after the Effective Time, Parent will send (or cause to be sent) to the record holders of Company Stock Certificates (other than record holders of Company Stock Certificates as to which certificates representing Parent Common Stock are delivered at Closing) (i) a letter of transmittal in customary form and containing such customary provisions as Parent or its transfer agent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent or its transfer agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered to the holder of such Company Stock Certificate a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5(c) rounded up to the nearest whole number. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b)                                  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or an appropriate affidavit and bond with respect to any lost, stolen or destroyed Company Stock Certificate, in each case in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c)                                  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent and the Surviving Corporation are required to deduct or withhold therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent Parent or the Surviving Corporation is deducting and withholding any such consideration based on any Legal Requirement other than any Legal Requirement under the Code, Parent or the Surviving Corporation, as applicable, shall use its commercially reasonable efforts to notify the Company of the amounts required to be withheld and the Legal Requirement that imposes such withholding obligation at least ten (10) days prior to the date when the applicable withholding shall be made, and in any event shall provide such notification when such withholding is made. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)                                  Each certificate representing shares of Parent Common Stock to be issued in accordance with this Agreement shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED”.

(e)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company or to any other Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10                        Appraisal Rights.

(a)                                  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that have not been voted in favor of (nor consented in writing to) adoption of this Agreement, and with respect to which a demand for payment and appraisal have been properly made in accordance with (i) Section 262 of DGCL or (ii) Chapter 13 of the California Corporations Code (to the extent applicable to the Company by virtue of Section 2115 thereof)  (in either case, “Dissenting Shares”), will not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5(c) and Section 1.9, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the California Corporations Code, as applicable; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive Parent Common Stock as determined in accordance with Section 1.5(c).

(b)                                  The Company shall give Parent (i) prompt written notice of any demands by Dissenting Stockholders received by the Company prior to the Effective Time, withdrawals of such demands and any other material notice, instrument or correspondence delivered to the Company prior to the Effective Time in connection with such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice, instrument or correspondence. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.11                        Further Action.  If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub, the Company and the Surviving Corporation, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, in the name of the Surviving Corporation and otherwise) to take such action.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another part or subpart of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty, provided that, Part 2.3 of the Disclosure Schedule may not be modified by reference to any other Part of the Disclosure Schedule):

2.1                               No Subsidiaries; Due Incorporation; Etc.

(a)                                  The Company has no subsidiaries and does not hold any equity interest in, and does not possess any right or obligation to purchase any equity interest in, any Person.

(b)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used and to conduct its business in the manner in which its business is currently being conducted.

(c)                                  The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, a Material Adverse Effect. Part 2.1(c) of the Disclosure Schedule sets forth each jurisdiction in which the Company is qualified or licensed to do business.

2.2                               Certificate of Incorporation and Bylaws; Records.  The Company has delivered or otherwise made available to Parent or its counsel copies of the Company Certificate of Incorporation and bylaws of the Company, including all amendments and restatements thereto (the “Company Constituent Documents”).

2.3                               Capitalization, Etc.  The authorized capital of the Company consists of:

(a)                                  10,000,000 shares of Company Preferred Stock, of which (i) 3,357,694 shares have been designated Series A Preferred Stock, (ii) 4,000,000 shares have been designated Series B Preferred Stock and (ii) 2,350,000 shares have been designated Series C Preferred Stock. As of the date of this Agreement, 3,332,694 shares of Series A Preferred Stock are issued and outstanding, 1,263,750 shares of Series B Preferred Stock are issued and outstanding and 1,580,082 shares of Series C Preferred Stock are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Certificate of Incorporation.

(b)                                  100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 17,767,407   shares are issued and outstanding.

(c)                                  5,000,000 shares of Company Common Stock are reserved for issuance under the Company’s Option Plan to officers, directors, employees and consultants, of which, 3,681,450 shares have been granted as stock options under the Option Plan and, as of the date of this Agreement, are outstanding, 50,000 shares have been issued upon exercise of stock options or as direct stock grants under the Option Plan and 1,018,550 shares remain available for future grant under stock options under the Option Plan or as direct stock grants to officers, directors, employees and consultants.

(d)                                  300,000 shares of Company Preferred Stock and 40,000 shares of Company Common Stock are reserved for issuance under outstanding Company Warrants.

(e)                                  Part 2.3(e) of the Disclosure Schedule sets forth, (i) the name and address of each holder of Company Common Stock and Company Preferred Stock, Company Option, Company Warrant or any securities convertible, exchangeable or exercisable for capital stock of the Company and (ii) as of the date of this Agreement, the number or amount and type of such holding. Except as described in this Section 2.3 and as set forth in Part 2.3(e) of the Disclosure Schedule, and except for the conversion privileges of the Company Preferred Stock, there are outstanding (w) no shares of capital stock or other securities; (x) no options, warrants, convertible or exchangeable securities or other rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) to acquire from the Company, or to cause the Company to issue, sell or return any capital stock or other securities; (y) no phantom stock rights, stock appreciation rights or other equity related rights of the Company and (z) no agreements permitting or obligating the Company to issue, sell, redeem or purchase any shares of capital stock or other securities of the Company.

(f)                                    All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All shares of outstanding Company Common Stock and Company Preferred Stock and all outstanding Company Options and Company Warrants have been issued and granted in compliance with all applicable securities laws. Each share of Series A Preferred Stock,

Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Company Common Stock. Except as set forth in Part 2.3(f) of the Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any stockholder of the Company, is a party to any voting agreement, voting trust, proxy, registration rights agreement or stockholders agreement relating to the Company Common Stock or Company Preferred Stock.

(g)                                 No dividends have been declared on, or are owing or payable with respect to, any of the Company Preferred Stock.

2.4                               Financial Statements.  Attached as Part 2.4 of the Disclosure Schedule are (a) the Company’s unaudited balance sheets as of December 31, 2007 and 2006, and (b) the Company’s unaudited statements of operations for the three years ended December 31, 2007, 2006 and 2005 and (c) the Company’s unaudited balance sheet (the “Unaudited Balance Sheet”) and statement of operations as of August 31, 2008 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, are substantially in accordance with the books and records of the Company, and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein, except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements do not contain all of the footnotes required by GAAP and are subject to normal year end adjustments.

2.5                               Absence of Changes.  Except as expressly contemplated by this Agreement or as set forth in Part 2.5 of the Disclosure Schedule, since January 1, 2008, the Company has operated in the ordinary course of business and, between January 1, 2008 and the date of this Agreement there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Company Material Adverse Effect. Since January 1, 2008, the Company has not taken any actions which, had such actions been taken after the date of this Agreement, would have breached any of the covenants set out in Section 4.3.

2.6                               Title to Assets.  The Company has good and valid title to all assets owned by it as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet), except where the failure to have good and valid title would not have, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company.  All of said assets are owned by the Company free and clear of any Encumbrances (other than Permitted Encumbrances).

2.7                               Intellectual Property.

(a)                                  Part 2.7(a) of the Disclosure Schedule identifies each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (excluding ownership of any in-license to Registered IP). Each of the Registered IP identified in Part 2.7(a) of the Disclosure Schedule is subsisting, and each item of such Registered IP is, to the Knowledge of the Company, valid and enforceable.

(b)                                  The Company has good, valid, subsisting, unexpired and enforceable title (free and clear of all Encumbrances other than Permitted Encumbrances), or otherwise possesses adequate and exclusive rights to use, all of the Intellectual Property necessary to enable operation of, or used in, its business as now being conducted.

(c)                                  To the Company’s Knowledge, none of the operation of the business of the Company or the Company Products, has ever infringed, misappropriated, violated or conflicted with the Intellectual Property Rights of any third party. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company IP. No action, claim or proceeding has been asserted or is pending or, to the Knowledge of the Company, threatened (including by way of any cease and desist demands or unsolicited offers of license) against the Company or by the Company related to any Company IP.

(d)                                  Part 2.7(d) of the Disclosure Schedule identifies a true and correct list of each Company IP Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed to or provided to the Company (other than non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance or support of, any Company Product and that is not otherwise material to the business of the Company). Except as set forth in Part 2.7(d) of the Disclosure Schedule and except for non-exclusive licenses to the Company’s Products that are granted pursuant to standard Company IP Contracts (the forms of which have been provided to Parent), no Person has any license or other right, including any right to obtain a license or obtain a copy of the source code to any Company Product, with respect to the Company IP. The Company (i) has never been a member or promoter of, or a contributor to, any industry standards body or similar organization, and (ii) no Company Product has been developed using Open Source Code, in either case, that imposes or could impose any material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

2.8                               Material Contracts.

(a)                                  Part 2.8(a) of the Disclosure Schedule lists all of the Material Contracts to which the Company is a party or by which the Company or its assets may be bound, in each case, as in effect as of the date of this Agreement. The Company has delivered or otherwise made available to Parent or its counsel a true and correct copy of each Material Contract (including amendments thereto).

(b)                                  With respect to each Material Contract: (i) such Material Contract is a valid agreement, binding, in full force and effect and, to the Company’s Knowledge, enforceable by the Company in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in material breach or material default under such Material Contract, and no event has occurred which, with notice or lapse of time or both would constitute a breach, violation or default thereof or permit termination or modification thereof or acceleration thereunder that would have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not waived any rights under any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect on the Company.

2.9                               Liabilities.  The Company has no material Liabilities, whether accrued, absolute, fixed or contingent, except for those liabilities (a) set forth or reserved against in the Unaudited Balance Sheet; (b) arising in the ordinary course of business since September 30, 2008 and which do not have, individually or in the aggregate, a Material Adverse Effect on Company; (c) that are obligations to pay or perform under Company Contracts; (d) incurred pursuant to or in connection with the execution, delivery or performance of this Agreement which do not result in, individually or in the aggregate, a Material Adverse Effect on the Company; or (e) identified on Part 2.9 of the Disclosure Schedule.

2.10                        Compliance with Legal Requirements.  The Company is, and has at all times been, in compliance in all material respects with all Legal Requirements that are applicable to the conduct of its business, including Company Products or the ownership of its assets. The Company has never received any written notice or other written, or, to the Knowledge of the Company, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

2.11                        Certain Business Practices.  The Company has not, at any time prior to the date of this Agreement, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

2.12                        Governmental Authorizations.  The Company has obtained each material approval or authorization of a Governmental Body that is required, as of the date of this Agreement, for the operation by the Company of its business, and all of such approvals and authorizations are in full force and effect.

2.13                        Tax Matters.

(a)                                  All Tax Returns required to have been filed (taking into account any extensions) by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been timely filed, and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns.

(b)                                  The Company Financial Statements accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes by the Company for the period from the date of the Unaudited Balance Sheet through the Closing Date.

(c)                                  As of the date of this Agreement, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body, and there are no current examinations or audits of any Company Return in progress (in each case excluding, for this purpose, desk audits of which the Company has no Knowledge). The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and is currently in effect.

(d)                                  As of the date of this Agreement, no Legal Proceeding involving the Internal Revenue Service is pending (excluding, for purposes of this representation, any pending desk audit of which the Company has no Knowledge) or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of changes in accounting methods employed prior to the Closing.

(e)                                  Except as set forth in Part 2.13(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company is not a party to any Contract that would require, nor does the Company have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)                                    The Company has never (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) incurred any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise and (iii) been a party to any joint venture, collaboration, partnership or other agreement treated as a partnership for Tax purposes. The Company is not currently and has never been a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract other than (i) Contracts listed in any part of the Disclosure Schedule, or (ii) Contracts entered into with customers, vendors, and other third parties the principal purpose of which was not to address Tax matters.

(g)                                 The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h)                                 The Company has made available to Parent all documentation relating to any currently applicable Tax holidays or incentives. The Company is in compliance with the requirements for any currently applicable Tax holidays or incentives and none of those Tax holidays or incentives will be adversely affected by the transaction contemplated in this Agreement.

(i)                                    The Company has reported, withheld and paid all material Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, stockholder or other third party, and has timely filed all related withholding Tax Returns.

2.14                        Employee and Labor Matters; Benefit Plans.

(a)                                  Part 2.14 of the Disclosure Schedule lists each employee benefit plan, program, arrangement and contract (including, without limitation, any “Employee Benefit Plan”, as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974,  as amended (“ERISA”) maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, or with respect to which the Company could incur Liability under Section 4069, 4201 or 4212(c) of ERISA (collectively,  the “Plans”).

(b)                                  The Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA). None of the Plans is subject to Title IV of ERISA and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect Liability under or by operation of Title IV of ERISA.

(c)                                  Each of the Plans is now and always has been operated in all material respects in accordance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. The Company has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and, to the Knowledge of the Company, there is no default or violation by any other party to, any Plan.

(d)                                  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service (“IRS”) covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. All contributions required to be made to any Plan have been made on a timely basis.

(e)                                  None of the Plans in effect on the date hereof would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f)                                    The Company has made available to Parent (i) copies of each Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations  thereof and all written descriptions thereof that have been distributed to the Company employees,  all annuity contracts or other funding instruments, and a complete description of any Plan which  is not in writing; (ii) the most recent determination letter issued by the IRS with respect to each  applicable Plan; (iii) for the three most recent plan years, annual reports on Form 5500 series  with respect to each applicable Plan, (iv) copies of all employment agreements and severance  agreements plans and policies with or relating to employees, officers and directors; and (v)  copies of all plans, programs, agreements and other arrangements of the Company with or relating to its current or former employees, officers and directors which contain change in  control provisions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (vi) result in any payment (including, without  limitation, severance, unemployment compensation, “golden parachute” or otherwise) becoming due to any employee, officer or director of the Company under any Plan or otherwise, (vii)  increase any benefits otherwise payable under any Plan, or (viii) result in any acceleration of the  time of payment or vesting of any benefits.

(g)                                 Neither the Company nor any Plan has any present or future obligation to  make any payment to, or with respect to, any present or former employee, officer or director of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan.

(h)                                 The Company is not a party to any collective bargaining or other labor union contract applicable to its employees, officers or directors. As of the date hereof, there is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company. As of the date hereof, neither the Company nor any of its representatives or employees, has committed any unfair labor practices in connection with the operation of the business of the Company, and there is no pending, or to the Knowledge of the Company threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.  The Company’s relations with its employees are good.

2.15                        Environmental Matters.  The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws.  The Company has never received any written notice from a Governmental Body that alleges that the Company is materially violating any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body that alleges that such current or prior owner or the Company is materially violating any Environmental Law.

2.16                        Insurance.  The Company has the insurance of the types and in the amounts set forth in Part 2.16 of the Disclosure Schedule. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company is in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

2.17                        Related Party Transactions.  Part 2.17 of the Disclosure Schedule describes all transactions or series of transactions between the Company, on the one hand, and any Related Party, on the other hand (other than (a) agreements, arrangements and understandings that are Material Contracts, (b) Company Plans, (c) Employee Agreements, (d) director and officer indemnification agreements (including indemnification provisions contained in the Company’s bylaws), and (e) options or warrants to purchase shares of Company Common Stock) that would be required to be disclosed pursuant Item 404 of Regulation S-K (assuming for purposes of this Section 2.17 that the Company was subject to such disclosure requirements) with respect to the period from January 1, 2006 through the date of this Agreement, and sets forth all current balances payable to or receivable from such Related Party with respect thereto.

2.18                        Legal Proceedings; Orders.  Except as set forth on Part 2.18 of the Disclosure Schedule, the Company (i) is not subject to any Order, and (ii) is not a party to or the subject of and, to the Company’s Knowledge, has not been threatened to be made a party to or the subject of, any Legal Proceeding. To the Company’s Knowledge, there is no Legal Proceeding by any Person pending or threatened that has resulted in or would be reasonably likely to result in a Material Adverse Effect.

2.19                        Authority; Binding Nature of Agreement.  Subject to obtaining the requisite approval of the Company’s stockholders in accordance with the DGCL and the California Corporations Code (to the extent applicable to the Company by virtue of Section 2115 thereof) and the filing and recording of the Certificate of Merger pursuant to the DGCL, the Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The approval or consent of a majority of the voting power represented by Company Common Stock and Company Preferred Stock, voting together as a single class, and a majority of the Series A Preferred Stock voting as a separate series, a majority of the Series B Preferred Stock voting as a separate series and a majority of the Series C Preferred Stock voting as a separate series are the only approvals or consents of the stockholders of the Company needed to approve this Agreement and approve the Merger and the transactions contemplated hereby (the “Required Company Stockholder Approval”). This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20                        Non-Contravention; Consents.  Except as set forth in Part 2.20 of the Disclosure Schedule, the execution and delivery of this Agreement and each Related Agreement to which the Company is a party and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the Company

Constituent Documents; (b) cause a violation by the Company of any Legal Requirement or Order applicable to or to which the Company is subject; or (c) conflict with, result in breach of, constitute a default under, create in any Person the right to accelerate, terminate, modify, or cancel, or give rise to any payments or compensation. Except as may be required by the DGCL, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, each Related Agreement to which the Company is a party, or the consummation by the Company of the Merger and the transactions contemplated hereby.

2.21                        Company Action.  The board of directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously recommended the approval of this Agreement and the Merger by the stockholders of the Company and directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.

2.22                        Anti-Takeover Provisions.  The board of directors of the Company has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein any anti-takeover provision in the Company Constituent Documents.

2.23                        Financial Advisor.  No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.24                        Investment Representations.  Part 2.24 of the Disclosure Schedule sets forth the location (and address) where each holder of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants is a resident, is domiciled, or maintains its principal executive office, in each case based solely on the books and records of the Company. Each stockholder of the Company executing a Voting Agreement is an “accredited investor” as defined under the Securities Act.

2.25                        Books and Records.  The Company has provided to Parent copies of the Company’s minutes of directors’ and stockholders’ meetings and written consents through the date of this Agreement.

2.26                        Reliance.  The Company has not relied on and is not relying on any representations, warranties or other assurances regarding Parent, Merger Sub or their respective businesses other than those representations and warranties expressly set forth in Section 3 of this Agreement.

2.27                        Full Disclosure.  The information supplied by the Company for inclusion in the Information Statement (including any financial statements of the Company) (the “Company Information”) will not, as of the date of the Information Statement or as of the date of any amendments or supplements related thereto, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

3.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty):

3.1                               Due Incorporation; Subsidiaries.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except for Merger Sub, Parent has no subsidiaries and does not hold any equity interest in, and does not possess any right or obligation to purchase any equity interest in, any Person.  Parent is qualified as a foreign corporation and is in good standing in the State of California.

3.2                               Certificate of Incorporation and Bylaws. Parent has delivered or otherwise made available to the Company or its counsel copies of the certificate of incorporation and bylaws of Parent, including all amendments and restatements thereto (the “Parent Constituent Documents”).

3.3                               Capitalization, Etc.

(a)                                  The authorized capital of the Parent consists of 5,000,000 shares of preferred stock, none of which are outstanding, and 150,000,000 shares of Parent Common Stock, of which, as of the date of this Agreement, 41,299,598 shares are issued and outstanding.

(b)                                  The authorized capital of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding and held of record and beneficially owned by Parent.

(c)                                  8,148,773 shares of Parent Common Stock are reserved for issuance under Parent’s Amended and Restated 2001 Equity Incentive Plan to officers, directors, employees and consultants, of which, 2,379,283 shares have been granted as stock options under such plan and, as of the date of this Agreement, are outstanding, 1,262,408 shares have been issued upon exercise of stock options or as direct stock grants, and 23,485 shares have been repurchased under such plan and 4,530,567 shares remain available for future grant as stock options under such plan or as direct stock grants to officers, directors, employees and consultants; 600,000 shares of Parent Common Stock are reserved for issuance under Parent’s 2005 Non-Employee Directors’ Stock Option Plan to directors, of which, 234,375 shares have been granted as stock options under such plan and, as of the date of this Agreement, are outstanding, no shares have been issued upon exercise of stock options, and 365,625 shares remain available for future grant as stock options under such plan to directors; and 1,450,000 shares of Parent Common Stock are reserved for issuance under Parent’s 2005 Employee Stock Purchase Plan to employees, of which, 449,961 shares have been issued under such plan and 1,039,000 shares remain available for future issuance under such plan to employees;

(d)                                  Except as described in this Section 3.3 and as set forth in Part 3.3(d) of the Parent Disclosure Schedule, there are outstanding (w) no shares of capital stock or other securities of Parent or Merger Sub; (x) no options, warrants, convertible or exchangeable securities or other rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) to acquire from Parent or Merger Sub, or to cause Parent or Merger Sub to issue, sell or return any capital stock or other securities; (y) no phantom stock rights, stock appreciation rights or other equity related rights of Parent or Merger Sub and (z) no agreements permitting or obligating Parent or Merger Sub to issue, sell, redeem or purchase any shares of capital stock or other securities of Parent or Merger Sub.

(e)                                  All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All shares of outstanding Parent Common Stock and all outstanding stock options exercisable for Parent Common Stock have been issued and granted in compliance with all applicable securities laws. Except as set forth in Part 3.3(e) of the Parent Disclosure Schedule, neither Parent, nor, to the Knowledge of Parent, any stockholder of Parent, is a party to any voting agreement, voting trust, proxy, registration rights agreement or stockholders agreement relating to the Parent Common Stock or Parent preferred stock.

(f)                                    No dividends have been declared on, or are owing or payable with respect to, any of Parent’s capital stock.

3.4                               Authority; Binding Nature of Agreement.  Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its respective obligations under this Agreement and any Related Agreement to which they are a party and authorize, issue and deliver the shares of Parent Common Stock pursuant to this Agreement, and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective Boards of Directors. This Agreement and each Related Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5                               Parent Common Stock.  Parent has validly reserved a sufficient number of authorized but unissued shares of Parent Stock to pay the Merger Consideration to be paid by Parent under this Agreement and to establish the Creditor Stock Pool. The shares of Parent Common Stock to be issued pursuant to the Merger and the Creditor Stock Pool will be duly and validly authorized and issued, will be fully paid and non-assessable, assuming the representation and warranty in Section 2.24 is true and complete, will be exempt from the registration requirements of the Securities Act pursuant to Regulation D promulgated thereunder, will be issued in compliance with all state securities and blue sky laws (subject to reliance on Section 2.24), will not be issued in violation of the preemptive rights of any stockholder of Parent and shall be free of any liens or Encumbrances.

3.6                               Non-Contravention; Consents.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) cause a violation by Parent or Merger Sub of any Legal Requirement or Order applicable to Parent or Merger Sub, or to which Parent or Merger Sub is subject; or (c) conflict with, result in breach of, constitute a default under, create in any Person the right to accelerate, terminate, modify, or cancel, or give rise to any payments or compensation.  Except as may be required by the DGCL, neither Parent nor Merger Sub is required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by Parent of the Merger and the transactions contemplated hereby.

3.7                               SEC Reports; Financial Statements.  Since January 1, 2007, Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised, modified or superseded (prior to the date of this Agreement) by a later filed Parent SEC Document, none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as otherwise permitted by rules and regulations applicable to the filing of a Quarterly Report on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

3.8                               Intellectual Property.

(a)                                  Part 3.8(a) of the Parent Disclosure Schedule identifies each item of Registered IP in which Parent has or purports to have an ownership interest of any nature.

(b)                                 Parent has good, valid and enforceable title (free and clear of all Encumbrances other than Permitted Encumbrances), or otherwise possesses adequate and exclusive rights to use, all of its Registered IP.

(c)                                  To Parent’s Knowledge, none of the operation of the business of Parent has ever infringed, misappropriated, violated or conflicted with the Intellectual Property Rights of any third party. To the Parent’s Knowledge, no Person has infringed, misappropriated, or otherwise violated Parent’s Registered IP. No action, claim or proceeding has been asserted or is pending or, to the Knowledge of Parent, threatened (including by way of any cease and desist demands or unsolicited offers of license) against Parent or by Parent related to any Parent IP or any of Parent’s Intellectual Property Rights.

3.9                               Absence of Changes.  Except as expressly contemplated by this Agreement, since January 1, 2008, Parent has operated in the ordinary course of business and, between January 1, 2008 and the date of this Agreement there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Parent Material Adverse Effect. Since January 1, 2008, Parent has not taken any actions which, had such actions been taken after the date of this Agreement, would have breached any of the covenants set out in Section 4.2.

3.10                        Title to Assets.  Parent has good and valid title to all assets owned by it as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by Parent with the SEC (except for assets sold or otherwise disposed of since the date of such unaudited balance sheet), except where the failure to have good and valid title  would not have, and would not be reasonably expected to have, individually or in the aggregate,  a Material Adverse Effect on Parent.  All of said assets are owned by Parent and clear of any Encumbrances (other than Permitted Encumbrances).

3.11                        Liabilities.  Parent has no material Liabilities, whether accrued, absolute, fixed or contingent, except for those liabilities (a) arising in the ordinary course of business since September 30, 2008 and which do not have, individually or in the aggregate, a Material Adverse Effect on Parent; (b) incurred pursuant to or in connection with the execution, delivery or performance of this Agreement which do not result in, individually or in the aggregate, a Material Adverse Effect on Parent; and (c) identified on Part 3.11 of the Parent Disclosure Schedule.   Part 3.11 of the Parent Disclosure Schedule identifies any Liabilities that exceed $25,000.

3.12                        Compliance with Legal Requirements.  Parent, is, and has at all times been, in compliance in all material respects with all Legal Requirements that are applicable to the conduct of its business or the ownership of its assets. Parent has never received any written  notice or other written, or, to the Knowledge of the Company, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

3.13                        Certain Business Practices.  Parent has not, at any time prior to the date of this Agreement, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

3.14                        Governmental Authorizations.  Parent has obtained each material approval or authorization of a Governmental Body that is required, as of the date of this Agreement, for the operation by Parent of its business, and all of such approvals and authorizations are in full force and effect.

3.15                        Tax Matters.

(a)                                  All Tax Returns required to have been filed (taking into account any extensions) by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”)  (i) have been timely filed, and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Parent has delivered or made available to the Company accurate and complete copies of all Parent Returns.

(b)                                  Parent’s financial statements accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.  Parent shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes by Parent for the period from the date of the last Quarterly Report on Form 10-Q filed by Parent with the SEC through the Closing Date.

(c)                                  As of the date of this Agreement, no Parent Return relating to income Taxes has ever been examined or audited by any Governmental Body, and there are no current examinations or audits of any Parent Return in progress (in each case excluding, for this purpose, desk audits of which Parent has no Knowledge).  Parent has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which Parent has access) relating to Parent Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of Parent Returns has been granted and is currently in effect.

(d)                                  As of the date of this Agreement, no Legal Proceeding involving the IRS is pending (excluding, for purposes of this representation, any pending desk audit of which Parent has no Knowledge) or, to Parent’s  Knowledge, has been threatened against or with respect to Parent in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Parent with respect to any Tax. There are no liens for Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable.  Parent has not been, and Parent will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of changes in accounting methods employed prior to the Closing.

(e)                                  Except as set forth in Part 3.15(e) of the Parent Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.  Parent is not a party to any Contract that would require, nor does Parent have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)                                    Parent has never (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) incurred any Liability for the Taxes of any Person (other than Parent) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise and (iii) been a party to any joint venture, collaboration,  partnership or other agreement treated as a partnership for Tax purposes.  Parent is not currently and has never been a party to or bound by any tax indemnity agreement, tax- sharing agreement, tax allocation agreement or similar Contract other than (i) Contracts listed in any part of the Parent Disclosure Schedule or listed as material contracts in Parent’s SEC Documents, or (ii) Contracts entered into with customers, vendors, and other third parties the principal purpose of which was not to address Tax matters.

(g)                                 Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h)                                 Parent has made available to the Company all documentation relating to any currently applicable Tax holidays or incentives.  Parent is in compliance with the requirements for any currently applicable Tax holidays or incentives and none of those Tax holidays or incentives will be adversely affected by the transaction contemplated in this Agreement.

(i)                                    Parent has reported, withheld and paid all material Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, stockholder or other third party,  and has timely filed all related withholding Tax Returns.

3.16                        Employee and Labor Matters; Benefit Plans.

(a)                                  There are no Employee Benefit Plans currently or previously maintained, contributed to or sponsored by Parent for the benefit of any current or former employee, officer or director of Parent (the “Parent Plans”) with respect to which Parent has any Liability under Section 4069, 4201 or 4212(c) of ERISA that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(b)                                  Parent currently does not maintain, sponsor or contribute to, and, to the Knowledge of Parent, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA). None of the Parent

Plans is subject to Title IV of ERISA and Parent has not incurred, and does not reasonably expect to incur, any direct or indirect Liability under or by operation of Title IV of ERISA.

(c)                                  Each of the Parent Plans is now and always has been operated in all material respects in accordance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. Parent has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and, to the Knowledge of Parent, there is no default or violation by any other party to, any Parent Plan.

(d)                                  Neither Parent nor any Parent Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee, officer or director of Parent pursuant to any retiree medical benefit plan or other retiree welfare plan.

3.17                        WARN Compliance.   Parent has taken any and all actions necessary to comply in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or state statute of similar import with respect to any event or occurrence affecting Parent, its facilities or its employees since the effective date of the WARN Act, and no notice, payment in lieu of notice, back pay, penalties or other payments contemplated by the WARN Act or any state statute of similar import (collectively, the “WARN Requirements”) is required other than those WARN Requirements that have been satisfied prior to the date of this Agreement and payments due to certain creditors of Parent detailed in the Creditor Plan.

3.18                        Environmental Matters.  Parent is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. Parent has never received any written notice from a Governmental Body that alleges that Parent is materially violating any Environmental Law. To the Knowledge of Parent, no current or prior owner of any property leased or controlled by Parent has received any written notice from a Governmental Body that alleges that such current or prior owner or Parent is materially violating any Environmental Law.

3.19                        Insurance.  Parent has the insurance of the types and in the amounts set forth in Part 3.19 of the Parent Disclosure Schedule. As of the date of this Agreement, there is no material claim pending under any of Parent’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Parent is in compliance in all material respects with the terms of such policies and bonds.  Parent has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.20                        Related Party Transactions.  Part 3.20 of the Parent Disclosure Schedule describes all transactions or series of transactions between Parent, on the one hand, and any Related Party, on the other hand, other than (a) Parent Plans, (b) director and officer employment or indemnification agreements (including indemnification provisions contained in Parent’s bylaws), and (c) options or warrants to purchase shares of Parent Common Stock) that would be required to be disclosed pursuant Item 404 of Regulation S-K with respect to the period from January 1, 2006 through the date of this Agreement, and sets forth all current balances payable to or receivable from such Related Party with respect thereto.

3.21                        Legal Proceedings; Orders.  Except as set forth on Part 3.21 of the Parent Disclosure Schedule, Parent (i) is not subject to any Order, and (ii) is not a party to or the subject of and, to the Company’s Knowledge, has not been threatened to be made a party to or the subject of, any Legal Proceeding. To Parent’s Knowledge, there is no Legal Proceeding by any Person pending or threatened that has resulted in or would be reasonably likely to result in a Parent Material Adverse Effect.

3.22                        Financial Advisor.  No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other  transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.23                        Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.24                        No Parent Vote Required.  No vote or other action of the stockholders of Parent is required by applicable law, the certificate of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.25                        Company Action.  The board of directors of Parent (at a meeting duly called and held in accordance with the Parent Constituent Documents) have unanimously determined that the Merger and this Agreement are advisable and in the best interests of Parent and its stockholders.

3.26                        Anti-Takeover Provisions.  Each of the board of directors of Parent and the Merger Sub has taken all action necessary or required to render inapplicable to the Merger this Agreement or any Related Agreement and the transactions contemplated herein or therein any anti-takeover provision in the certificate of incorporation or bylaws of Parent.  In addition, the board of directors of Parent has taken all such action as is necessary to ensure that the provisions of Section 203 of the DGCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (whether of the State of Delaware or otherwise) are rendered inapplicable to this Agreement, any Related Agreement and any of the transactions contemplated herein or therein.

3.27                        Books and Records.  Parent has provided or made available to the Company copies of Parent’s minutes of directors’ and stockholders’ meetings and written consents through the date of this Agreement.

3.28                        Reliance.  Parent has not relied on and is not relying on any representations, warranties or other assurances regarding the Company or its businesses other than those representations and warranties expressly set forth in Section 2 of this Agreement.

3.29                        Full Disclosure.  The information supplied by Parent and Merger Sub for inclusion in the Information Statement (including any financial statements of the Company) (the “Parent Information”) will not, as of the date of the Information Statement or as of the date of any amendments or supplements related thereto, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.                                      CERTAIN COVENANTS OF THE COMPANY AND PARENT.

4.1                               Access.  During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s existing books and records for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party).  During the Pre-Closing Period,  and upon reasonable advance notice to Parent, Parent shall provide Company and Company’s  Representatives with reasonable access during normal business hours to Parent’s existing books  and records for the purpose of enabling the Company to verify the accuracy of Parent’s  representations and warranties contained in this Agreement; provided, however, that any such access shall be conducted at the Company’s expense, at a reasonable time, under the supervision of appropriate personnel of Parent and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with Parent’s operations to effect the Creditor Plan and the transactions contemplated by this Agreement. Nothing herein shall require Parent to disclose any information to the Company if such disclosure would, in its reasonable discretion (a) jeopardize any attorney- client or other legal privilege or (b) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Parent or its Affiliates is a party).

4.2                               Operation of Parent’s Business.  During the Pre-Closing Period, Parent shall:  (i) comply in all material respects with all applicable Legal Requirements; and (ii) promptly notify the Company of:  (A) any written notice or other communication received by an officer of Parent or of which any officer of Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; and (B) any Legal Proceeding against or involving Parent that is commenced, or, to Parent’s Knowledge, threatened. Notwithstanding the generality of the foregoing, during the Pre-Closing Period, Parent shall not, except as otherwise expressly contemplated by this Agreement or the Creditor Plan, without the prior written consent of the Company:

(a)                                  amend the Parent Constituent Documents;

(b)                                  split, combine, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)                                  accelerate, amend or change the period of exercisability or vesting of any options exercisable for Parent Common Stock or other rights granted under its Parent Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d)                                  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(e)                                  issue any shares of capital stock of Parent or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into any other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that Parent may issue shares of Parent Common Stock in connection with the exercise of Parent stock options or warrants and pursuant to the Creditors Plan;

(f)                                    incur, create, increase, assume or otherwise become liable for any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the material obligations of any Person, except pursuant to the Creditors Plan;

(g)                                 materially reduce or increase the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy or obtain additional material insurance coverage not in effect as of the date hereof;

(h)                                 enter into any agreement or modify any agreement that provides for, grants or pays any bonus, salary increase, severance or termination pay or other benefits to any director, officer, consultant or employee of Parent, or otherwise increase the compensation or benefits provided to any director, officer, consultant or employee, except in each case for payments and benefits made pursuant to agreements existing as of the date of this Agreement;

(i)                                    make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax other than as provided in Section 5.7;

(j)                                    acquire or agree to consolidate or merge with, or purchase a substantial portion of the stock or assets of, or by any other manner, any Person, business or any entity

(k)                                directly or indirectly sell, transfer, pledge or otherwise create any Encumbrance (other than a Permitted Encumbrance) on or otherwise dispose of, or waive, release or assign any rights or claims with respect to any Parent IP;

(l)                                    sell, assign, license, abandon, allow to lapse, allow to be dedicated to the public domain, or otherwise dispose of any Parent IP; or

(m)                              agree or commit to take any of the actions described in clauses “(a)” through “(l)” of this Section 4.2.

Nothing contained in this Agreement is intended to provide the Company, directly or indirectly, rights to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, Parent and Merger Sub, respectively, shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of their operations.

4.3                               Operation of the Company’s Business.  During the Pre-Closing Period, the Company shall, subject to the terms of this Agreement and any Related Agreement, (i) use commercially reasonable efforts to cause the Company to carry on its business in the ordinary course and in a manner consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact its present business organization and substantially maintain its assets in good working order, (iii) use commercially reasonable efforts to retain the services of its officers and key employees, (iv) use commercially reasonable efforts to cause the Company to preserve its material relationships with customers, suppliers, distributors, licensors, licensees and other third parties to the end that the Company’s goodwill and ongoing business shall not be substantially impaired, (v) comply in all material respects with all applicable Legal Requirements and (vi) promptly notify Parent of: (A) any written notice or other communication received by an officer of the Company or of which any officer of the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; and (B) any Legal Proceeding against or involving the Company that is commenced, or, to the Company’s Knowledge, threatened. Notwithstanding the generality of the foregoing, during the Pre-Closing Period, the Company shall not, except as set forth in Part 4.3 of the Disclosure Schedule or as otherwise expressly contemplated by this Agreement, without the prior written consent of Parent:

(a)                                  amend the Company Constituent Documents;

(b)                                  split, combine, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)                                  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(d)                                  authorize cash payments in exchange for any options or other rights granted under any of such plans;

(e)                                  issue any shares of Company Common Stock or Company Preferred Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into any other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that the Company may (i) issue shares of Company Common Stock in connection with the exercise of Company Options, (ii) the Company may issue shares of Company Common Stock in connection with the conversion of

Company Preferred Stock and (iii) with the prior written consent of Parent, which is not to be unreasonably withheld, and subject to applicable laws and any restrictions or limitations in any Material Contracts, issue shares of Company Common Stock or Company Preferred Stock or securities convertible into Company Common Stock or Company Preferred Stock to one or more investors (who are not currently stockholders of the Company) in a transaction approved by the Company’s board of directors and stockholders (if necessary) which transaction is undertaken exclusively for the purposes of raising capital for the Company and/or Parent;

(f)                                    incur, create, increase, assume or otherwise become liable for any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the material obligations of any Person;

(g)                                 materially reduce or increase the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy or obtain additional material insurance coverage not in effect as of the date hereof;

(h)                                 enter into any agreement (that would be a Material Contract if it had been entered into prior to the date hereof) or modify any Material Contract that provides for, grants or pays any bonus, salary increase, severance or termination pay or other benefits to any director, officer, consultant or employee of the Company, or otherwise increase the compensation or benefits provided to any director, officer, consultant or employee, except in each case for payments and benefits made pursuant to agreements existing as of the date of this Agreement;

(i)                                    enter into or adopt any employee benefit plan, program or other similar Contract or amend any Company Plan or Employee Agreement except as may be required by applicable Legal Requirements;

(j)                                    acquire or agree to consolidate or merge with, or purchase a substantial portion of the stock or assets of, or by any other manner, any Person, business or any entity;

(k)                                make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax other than as provided in Section 5.7;

(l)                                    waive, release or assign any rights or claims with respect to any Company IP;

(m)                              directly or indirectly sell, transfer, pledge or otherwise create any Encumbrance (other than a Permitted Encumbrance) on or otherwise dispose of any of the material assets of the Company;

(n)                                 sell, assign, license, abandon, allow to lapse, allow to be dedicated to the public domain, or otherwise dispose of any Company IP; or

(o)                                  agree or commit to take any of the actions described in clauses “(a)” through “(n)” of this Section 4.3.

Nothing contained in this Agreement is intended to provide Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

4.4                               No Solicitation by the Company.

(a)                                  The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in  connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or  negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the  Required Company Stockholder Approval, this Section 4.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions  with, any Person in response to a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (A) neither the Company nor any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions  set forth in this Section 4.4, (B) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (C) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives  Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing customary “standstill” provisions, and (D) at least three business  days prior to furnishing any such information to such Person, the Company furnishes such  nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the  foregoing, the Company acknowledges and agrees that any action inconsistent with any of the  provisions set forth in the preceding sentence by any Representative of the Company whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.4 by the Company.

(b)                                  The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to an Company Acquisition Proposal or any request for nonpublic information) advise

Parent orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic  information relating to the Company (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The  Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)                                  The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal.

(d)                                  The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company is a party or under which the Company  has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

4.5                               No Solicitation by Parent.

(a)                                  Parent shall not directly or indirectly, and shall not authorize or permit any Representative of the Parent directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Parent Acquisition Proposal or take any action that could reasonably be expected to lead to a Parent Acquisition Proposal, (ii) furnish any information regarding Parent to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that this Section 4.5(a) shall not prohibit Parent from furnishing nonpublic information regarding the Parent to, or entering into discussions with, any Person in response to a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (A) neither Parent nor any Representative of the Parent shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5, (B) the Board of Directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent’s stockholders  under applicable law, (C) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and containing customary “standstill” provisions, and (D) at least three business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of Parent, whether or not such Representative is purporting to act on behalf of Parent, shall be deemed to constitute a breach of this Section 4.5 by Parent.

(b)                                  Parent shall promptly (and in no event later than 24 hours after receipt of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information) advise the Company orally and in writing of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information relating to Parent (including the identity of the Person making or submitting such Parent  Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is  made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company fully informed with respect to the status of any such Parent Acquisition Proposal, inquiry,  indication of interest or request and any modification or proposed modification thereto.

(c)                                  Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Parent Acquisition Proposal.

(d)                                  Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Parent is a party or under which Parent has any rights.

5.                                      ADDITIONAL COVENANTS OF THE PARTIES.

5.1                               Stockholder Notice.  The Company shall deliver to each holder of Company Common Stock and Company Preferred Stock the notice required by Section 262(d)(2) of the DGCL in form and substance reasonably satisfactory to Parent. In addition, within five (5) business days after the date of this Agreement, the Company will provide Parent for its review an information statement describing the Merger, this Agreement and the transactions contemplated hereby, together with such other information as determined necessary by Parent in order to comply with applicable disclosure and other requirements of Regulation D under the Securities Act (the “Information Statement”). Within one (1) business day after the Company and Parent are reasonably satisfied with the form thereof, the Company shall distribute to each of the Company’s stockholders a copy of the Information Statement and the Company Stockholder Consents.

5.2                               Company Stockholder Consent or Approval.  The Company shall, in accordance with the Company Constituent Documents and the applicable requirements of the DGCL and California Corporations Code, to the extent applicable, use its commercially reasonable efforts to solicit the written consents of stockholders of the Company sufficient to approve the adoption of this Agreement on or prior to December 8, 2008, necessary for the Required Company Stockholder Approval by requesting such stockholders execute and deliver to the Company irrevocable written consents in substantially the form attached hereto as Exhibit D (the “Company Stockholder Consents”) in accordance with Section 228 of the DGCL (i) approving and adopting this Agreement and the Merger and consenting to all of the transactions contemplated hereby and in connection herewith and (ii) waiving any dissenters rights.

5.3                               Filings and Consents; Additional Agreements.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon reasonable request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall (upon reasonable request) promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, and in Section 6, in the case of both the Company and Parent, to be satisfied as soon as practicable and prior to the Termination Date, and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable and prior to the Termination Date.

5.4                               Regulatory Approvals.  Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.

5.5                               Disclosure.  Without limiting any of either party’s obligations under the Confidentiality Agreement, each party shall not, and shall not permit any Representative of such party to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the Merger or any of the other transactions contemplated by this Agreement unless: (a) the other party shall have approved such press release or disclosure in writing; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure.

5.6                               Calculation of Merger Consideration.  Prior to the Effective Time, the Company shall provide to Parent for review and approval (a) an update to Section 2.3 reflecting the capitalization of the Company as of immediately prior to the Effective Time, (b) a detailed list setting forth the name, address and Social Security Number or Taxpayer ID Number of each holder of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants, as well as the number of shares of Company Common Stock or Company Preferred Stock held by such holder or subject to such holder’s Company Options or Company Warrants as of immediately prior to the Effective Time, (c) the amount of Merger Consideration to which each such holder of Company Common Stock or Company Preferred Stock is entitled to pursuant to Section 1.5(c) of this Agreement and (d) the number of shares of Parent Common Stock for which each such holder’s Company Options and Company Warrants are exercisable and the exercise price for such Company Options and Company Warrants as of the Effective Time determined in accordance with Section 1.6 and Section 1.7 of this Agreement, respectively.

5.7                               Tax Matters.

(a)                                  Prior to the Effective Time Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)                                  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3T(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a)(1) of the Code.

(c)                                  The Company shall prepare or cause to be prepared and, subject to the next sentence, file or cause to be filed all Tax Returns that are required to be filed on or prior to the Closing Date (taking into account, for these purposes, any valid extension of the time to file any such Tax Return). The Company shall provide Parent with a copy of any Tax Return described in the preceding sentence at least 10 days prior to the filing date, and shall not file any such Tax Return without Parent’s consent.

(d)                                  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are filed after the Closing Date.

(e)                                  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)                                    All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

5.8                               Indemnification of Officers and Directors.

(a)                                  From and after the Effective Time, Parent and the Company shall fulfill and honor in all respects the obligations of Parent pursuant to any indemnification provisions under the certificate of incorporation and bylaws of Parent as in effect on the date of this Agreement and pursuant to any indemnity agreements between Parent and such Person as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Parent, being referred to collectively as the “D&O Indemnified Parties”).  From and after the Effective Time through the sixth anniversary of the Effective Time, Parent and the Company shall cause the certificate of incorporation and bylaws of Parent to contain the provisions with respect to indemnification and exculpation from Liability set forth in Parent’s certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.  Parent and the Company shall honor in accordance with their terms all indemnification agreements entered into by Parent with any current or former director, officer or agent that are in effect prior to the execution of this Agreement.

(b)                                  Parent and the Company jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.8 provided that such D&O Indemnified Parties are entitled to the indemnities sought.

(c)                                  For six years after the Effective Time, Parent shall maintain in effect at least $3,000,000 (or such greater amount as Company may request) in directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope for the six year period, in each case covering those Persons who are covered by Parent’s directors’ and officers’ liability insurance policy as of the Effective Time (a copy of which has been heretofore delivered to Parent); provided, that the premium shall not exceed $100,000 (“Maximum Amount”) except to the extent that any amount in excess thereof (the “Excess Insurance Premium”) shall result from the greater amount requested by the Company. If Parent is unable to obtain or maintain the insurance called for by this Section 5.8(c), Parent shall obtain such comparable insurance as is available for as many years of the six year period as available for the Maximum Amount.

(d)                                  This Section 5.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Company.

5.9                               Directors and Officers.

(a)                                  Prior to the Effective Time, Parent shall take all action necessary to cause the number of members of the board of directors of Parent to be fixed at seven (7) and the following persons, concurrently with the Effective Time, to be the only members of the board of directors of Parent (of which Mr. Lorsch shall also be identified as Chairman) in the class set forth opposite their respective names, which action will be effective concurrently with the Effective Time:

New Board Member	Class of Directors Continuing in Office Until:

Doug Helm	2009 annual meeting of Parent stockholders

Jack Zwissig	2009 annual meeting of Parent stockholders

David Boyden	2010 annual meeting of Parent stockholders

George Rebensdorf	2010 annual meeting of Parent stockholders

Hector V. Barreto, Jr.	2011 annual meeting of Parent stockholders

Bernard Stolar	2011 annual meeting of Parent stockholders

Robert H. Lorsch	2011 annual meeting of Parent stockholders

David Boyden and Doug Helm shall be deemed Parent’s designees and Jack Zwissig, George Rebensdorf, Hector V. Barreto, Jr., Bernard Stolar and Robert H. Lorsch shall be deemed the Company’s designees.  If any Parent designee shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, Parent shall designate another to be appointed or nominated for election as a director in his place. If any Company designee shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, Company shall designate another to be appointed or nominated for election as a director in his place.

(b)                                  The board of directors of Parent, effective as of the Effective Time, shall appoint the following individuals as Parent’s officers in the applicable positions appearing opposite such individuals’ names:

Officer	Position:

Robert H. Lorsch	President and Chief Executive Officer

Naj Allana	Senior Vice President and Chief Financial Officer

(c)                                  Upon the written request of the Company, Parent shall promptly (but in no event within less than 10 days prior to Closing) file with the SEC and transmit to its stockholders the information required by Rule 14f-1 under the Exchange Act with respect to the matters contemplated by Section 5 of this Agreement.

(d)                                  Prior to the Effective Time, any and all loans or other extensions of credit in any form made by the Company to any director or executive officer of the Company (other than travel advances in accordance with the Company’s policy) shall be repaid or retired in a manner reasonably satisfactory to Parent.

5.10                        Legends; Restricted Stock.  Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock. Any vesting or other restrictions applicable to shares of Company Common Stock or Company Preferred Stock that do not lapse in connection with the Merger pursuant to the terms of an applicable restricted stock award agreement or other agreement shall apply to shares of Parent Common

Stock exchangeable therefor and Parent shall be entitled to place appropriate legends on the certificates evidencing such shares of Parent Common Stock reflecting such restrictions.

5.11                        Creditor Plan.  After the Closing, Parent and the Company shall continue to comply with the Creditor Plan, the Escrow Agreement, the individual settlement agreements executed between Parent and creditors of Parent and the promissory notes issued by Parent to creditors of Parent under individual settlement agreements.  Parent and the Company shall not take any actions intended to cause Parent to default on any obligations to such creditors under the Creditor Plan; provided, however, that nothing in this Section 5.11 shall be deemed to restrict the ability of Parent or the Company to utilize the Cash referred to in Section 8.5 to fund the operations of Parent or the Company.

5.12                        Audits.  The Company shall use commercially reasonable efforts to retain SingerLewak LLP as its independent registered public accounting firm and complete the audits of the Company’s financial statements for its 2006 and 2007 fiscal years to the extent required to satisfy the condition to closing in Section 6.4 of this Agreement by no later than December 31, 2008.

6.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY.

The obligations of each of the Company and Parent to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties hereto, at or prior to the Closing, of each of the following conditions:

6.1                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the Creditor Plan shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.2                               Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

6.3                               Governmental Authorization.  Any Governmental Authorization or other Consent required to be obtained by any of the parties hereto under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.4                               Company Audited Financials.  Company will have obtained audited financial statements of the Company and pro forma financial statements of the combined company required to be filed by Parent with the SEC as part of the Current Report on Form 8-K reporting the Closing and other transactions contemplated by this Agreement to comply with Parent’s public reporting obligations under the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1                               Accuracy of Representations.  The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2                               Performance of Covenants.  All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3                               Consents.  All Consents identified or referenced in Part 2.20 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4                               Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)                                  a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied (the “Company Compliance Certificate”);

(b)                                  a certificate signed by the Chief Financial Officer and Secretary of the Company certifying (i) the capitalization of the Company as of the Closing Date and (ii) resolutions duly adopted by the Company’s Board of Directors approving the form and the validity of the RHL Security Agreement, the amount due under the RHL Secured Note, and, subject to the Closing, the second priority lien position of the RHL Secured Note and related security interest on the Surviving Corporation’s assets; and

(c)                                  certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by the Company.

7.5                               Dissenting Shares.  The aggregate amount of all shares of Company Common Stock and Company Preferred Stock that are eligible to become Dissenting Shares shall be less than fifteen percent (15%) of the Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Closing.

7.6                               Conversion of Company Preferred Stock.  All outstanding shares of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted on a one for one basis into Company Common Stock immediately prior to the Effective Time of the Merger.

7.7                               Securities Act Exemption.  Parent shall have received a sufficient number of investment questionnaires from Company stockholders and holders of Company Options and Company Warrants to enable Parent, in its sole discretion, to determine that the Merger Consideration can be issued in an exchange that is exempt from registration pursuant to Regulation D under the Securities Act and pursuant to which any “non-accredited” Person appoints a “Purchaser Representative” pursuant to Rule 501 under the Securities Act.

7.8                               Settlement Condition.  Creditors of Parent holding at least 85% of the dollar value of all known creditor claims against Parent shall have entered into settlement agreements with Parent in accordance with the Creditor Plan, with such settlements conditioned upon the Closing of the Merger.  Concurrently with the Closing of the Merger, Parent shall have funded the initial cash payments to creditors under settlement agreements and have deposited into escrow under the Escrow Agreement any of the initial $1.55 million set aside for creditors under the Creditor Plan that is not paid at Closing to such creditors under settlement agreements and shall issue promissory notes and issue Parent Common Stock to creditors who have signed settlement agreements with Parent in accordance with the Creditor Plan.

7.9                               No Material Adverse Change.  Since the date of this Agreement there has not occurred any event, circumstance or other matter that, considered individually or considered collectively with any other event or events, circumstance or circumstances, or matter or matters occurring since the date of this Agreement, has had a Material Adverse Effect on the Company or would reasonably be expected to have a Material Adverse Effect on the Company.

7.10                        No Other Litigation.  There shall not be pending any Legal Proceeding initiated by any Governmental Body (a) which would reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger, the Creditor Plan or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or material to the ability of Parent to effect the Creditor Plan; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

7.11                        Tax Matters.  Parent shall have received from the Company a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

7.12                        Company Employee PIIA Agreements. Parent shall have received from the Company evidence that each employee of the Company has executed and delivered to the Company a proprietary information, inventions, non-solicitation and non-competition agreement in substantially the form of Parent’s standard form proprietary information, inventions, non-solicitation and non-competition agreement.

7.13                        Delivery of RHL Note and Allonge.  The Company shall have delivered or caused to be delivered to the Escrow Agent the original RHL Secured Note and the original fully executed allonge referenced in Section 1.5 of the Creditor Plan.

8.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

8.1                               Accuracy of Representations.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

8.2                               Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3                               Parent Directors and Officers.  Parent shall have complied with its obligations under Section 5.9 hereof, and each of the directors and offices of Parent shall have submitted to Parent his or her resignation in such capacity to be effective as of the Effective Time.

8.4                               Agreements and Documents. The Company shall have received:

(a)                                  a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been duly satisfied (the “Parent Compliance Certificate”);

(b)                                  a certificate signed by the Chief Financial Officer and Secretary, respectively, of Parent certifying (i) the calculation of the aggregate amount of Cash of Parent as of the close of business on the last business day immediately prior to the Closing Date and (ii) resolutions duly adopted by Parent’s Board of Directors approving the form and the validity of the RHL Security Agreement, the amount due under the RHL Secured Note, and, subject to the Closing, the second priority lien position of the RHL Secured Note and related security interest on the Surviving Corporation’s assets; and

(c)                                  certificates of good standing (or equivalent documentation) of each of Parent and Merger Sub in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Parent and Merger Sub authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by Parent and Merger Sub.

8.5                               Cash at Closing; Liabilities.  Parent shall have Cash in an amount not less than the difference obtained by subtracting (a) an amount equal to (i) the outstanding principal and interest under the Bridge Note and the Second Bridge Note and any other advances provided by Parent to the Company, (ii) payments of Delaware franchise taxes in excess of Parent’s estimated Liability for such taxes as of December 31, 2008, which are estimated to be $23,575) and (iii) any Excess Insurance Premiums from (b) the sum of $1.515 million and the amount by which the accounts payable and other unpaid Liabilities or obligations of Parent payable in cash (other than the “Claims” specifically set forth in the Creditor Plan) exceed $25,000 individually or $50,000 in the aggregate.

8.6                               No Other Litigation.  There shall not be pending any Legal Proceeding initiated by any Governmental Body (a) challenging or seeking to restrain or prohibit the consummation of the Merger, the Creditor Plan or any of the other transactions contemplated by this Agreement; or (b) seeking to prohibit or limit in any material respect the ability of the Company’s stockholders receiving Merger Consideration to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Parent Common Stock.

9.                                      TERMINATION.

9.1                               Termination Events.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Required Company Stockholder Approval):

(a)                                  by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(b)                                  by either Parent or the Company if the Merger shall not have been consummated by December 31, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                                  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or execution of the Creditor Plan; and

(d)                                  (i) by Parent, if (A) there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.1 or 7.2, and (B) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within five (5) business days after written notice thereof shall have been given to the Company, or (ii) by the Company, if (A) there shall have been a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.1 or 8.2, and (y) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within five (5) business days after written notice thereof shall have been given to Parent.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any Liability for any willful and material breach of any representation or warranty made as of the date of this Agreement or any covenant contained in this Agreement.

10.                               MISCELLANEOUS PROVISIONS.

10.1                        Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 5.8, 5.11, 9.2 and 10 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2                        Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3                        Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however, that the Company has previously issued to Parent the Bridge Note in the principal amount of $100,000, and the Second Bridge Note in the principal amount of $500,000, and in the event the Closing occurs the aggregate $600,000 in principal amount of the Bridge Note and the Second Bridge Note and all accrued and unpaid interest related thereto shall be forgiven and treated as a capital contribution by Parent to the Surviving Corporation.

10.4        Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

FAVRILLE, INC.
4401 Eastgate Mall
San Diego, CA 92121
Attn: Tamara A. Seymour
Fax: (858) 677-0800

with copy to (which copy shall not constitute notice):

COOLEY GODWARD KRONISH LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn: Barbara L. Borden, Esq.
Fax: (858) 550-6420

if to the Company:

MYMEDICALRECORDS.COM, INC.
2934½ Beverly Glen Circle, Suite 702
Los Angeles, CA 90077
Attn: Robert H. Lorsch
Fax: (206) 374-6241

with a copy to (which copy shall not constitute notice):

REED SMITH LLP
2 Embarcadero Center, Suite 2000
San Francisco, CA 94111
Attn: Robert M. Smith
Fax: (415) 391-8269

and a copy to (which copy shall not constitute notice):

LAW OFFICES OF ROBERT M. YASPAN
21700 Oxnard Street, Suite 1750

Woodland Hills, California 91367
Attn: Robert M Yaspan
Fax: (818) 501-7711

10.6        Time of the Essence.  Time is of the essence of this Agreement.

10.7        Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.9        Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware. The parties hereto each:

(i)           expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court located in the State of Delaware), in connection with any legal proceeding;

(ii)          agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)         agrees that each state and federal court located in Delaware, shall be deemed to be a convenient forum; and

(iv)         agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.10      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, no party may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. After the Effective Time, any party may freely assign any or all of its rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, but no such assignment shall relieve such party of its obligations hereunder.

10.11      Third Party Beneficiaries.  Except as otherwise specifically provided in Section 5.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.12      Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.13      Waiver.  Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.14      Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Sub, the Company.

10.15      Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.16      Parties in Interest.  Except for the provisions of Section 5.8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.17      Entire Agreement.  This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

10.18      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

FAVRILLE, INC.,
a Delaware corporation

By:	/s/ John P. Longenecker
Name:	John P. Longenecker
Title:	President and CEO

MONTANA MERGER SUB, INC.,
a Delaware corporation

By:	/s/ John P. Longenecker
Name:	John P. Longenecker
Title:	President and CEO

MYMEDICALRECORDS.COM, INC.,
a Delaware corporation

By:	/s/ Robert H. Lorsch
Name:	Robert H. Lorsch
Title:	CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” shall mean, with respect to the Company or Parent, any offer or proposal (other than an offer or proposal made or submitted by the Company, on the one hand or Parent, on the other hand to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving any acquisition by any Person of a substantial amount of assets of the Company or Parent, as applicable, having a fair market value (as determined by the Board of Directors of the Company or Parent, as applicable, in good faith) in excess of 15% of the fair market value of all the assets of the Company or Parent, as applicable, immediately prior to such acquisition or more than a 15% interest in the total voting securities of the Company or Parent, as applicable, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or Parent, as applicable, or any merger, consolidation, or business combination of the Company or Parent, as applicable, with any unaffiliated third party, other than the transactions contemplated by this Agreement or the Voting Agreements.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule and Parent Disclosure Schedule), as it may be amended from time to time.

“Bridge Note” shall mean that certain Promissory Note dated September 30, 2008 in the principal amount of $100,000 issued by the Company to Parent.

“Cash” shall mean cash, cash equivalents, short-term investments, and marketable securities.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Common Exchange Ratio” shall mean the quotient of (a) 92,599,196 divided by (b) the Fully Diluted Company Common Shares.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation, including the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company, the Certificate of Designation, Preferences and Rights of Series B Preferred Stock of the Company, the Certificate of Designation, Preferences and Rights of Series C Preferred Stock of the Company and all amendments thereto.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets are or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

“Company Options” shall mean all options to purchase shares of Company Common Stock issued and outstanding under the Stock Option Plans or under any stock option agreement.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time by the Company.

“Company Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Company capital stock or all or substantially all of the assets of the Company on terms that the Board of Directors of the Company determines, in its reasonable judgment, to be more favorable to the Company’s stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

 “Company Warrants” shall mean warrants or equivalent rights issued by the Company to acquire shares of Company Common Stock or Company Preferred Stock.

 “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement dated August 18, 2008, by and between Parent and the Company.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, mortgage, lease, understanding, instrument, note, option, warranty, purchase order, license,

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sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Creditor Stock Pool” shall mean the 10,000,000 shares of Parent Common Stock issuable pursuant to and in accordance with the terms of the Creditor Plan.

“Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the Chief Executive Officer of the Company.

“Dissenting Shares” shall mean any shares of capital stock of the Company held by Dissenting Stockholders.

“Dissenting Stockholders” shall mean stockholders duly exercising appraisal rights pursuant to Section 262 of the DGCL or to the extent applicable, dissenter rights pursuant to Section 1300 et seq of the California Corporations Code with respect to the Merger.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Legal Requirement relating to pollution or protection of human health or the environment, including any Legal Requirement regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

“Escrow Agreement” shall mean the escrow agreement contemplated in the Creditor Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” shall mean, with respect to Parent or the Company, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such party) incurred by such

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party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Information Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

“Fully Diluted Company Common Shares” shall mean the number of shares of Company Common Stock equal to the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all Company Common Stock issuable upon conversion of all outstanding shares of Company Preferred Stock outstanding immediately prior to the Effective Time which shall be converted on a one for one basis into Company Common Stock immediately prior to the Effective Time of the Merger) plus (b) the aggregate number of shares of Company Common Stock into or for which any Company Options or any Company Warrants may be converted, exercised or exchanged.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

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“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or matter. Knowledge with respect to the Company with respect to any fact or matter means that any of the following persons have Knowledge with respect to such fact or matter: Robert H. Lorsch, Naj Allana, Rich Teich and Alfred J. Durtschi. Knowledge with respect to the Parent means that any of the following individuals have Knowledge of such fact or matter: John P. Longenecker and Tamara A. Seymour.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” or “Liabilities” shall mean any debt, commitment, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such, debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Company taken as a whole, or the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any adverse effect caused by or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof,  (b) any adverse effect caused by or resulting from the United States economy as a whole or conditions affecting the industries in which the Company competes that do not have a materially disproportionate impact on the Company relative to industry participants, (c) any adverse effect caused by or resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof that do not have a materially disproportionate impact on the Company relative to industry participants. [...***...]

*** Confidential Treatment Requested

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An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent: (t) any change in the market price or trading volume of Parent Common Stock after the date of this Agreement, (u) any adverse effect caused by or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (v) any adverse effect caused by or resulting from the United States economy as a whole, (c) any adverse effect caused by or resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof that do not have a materially disproportionate impact on Parent relative to industry participants.

“Material Contract” shall mean any Contract to which the Company is a party or by which the Company or its assets are bound: (i) pursuant to which the Company has made payments of more than $50,000 during the 12 months prior to the date of the Agreement or which includes payment terms that expressly require the Company to make fixed payments of more than $50,000 in the next 12 months; (ii) requiring the Company to indemnify any Person against any material Liability; (iii) Company IP Contracts; (iv) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or which provides for the imposition of any Encumbrances on any of its material assets, tangible or intangible; (v) creating any partnership or joint venture or any sharing of profits or losses by the Company with any Person; (vi) under which any Governmental Body has any material rights; (vii) which restrict the conduct of any business by the Company or any geographic area in which the Company may conduct business, or which restrict the ability of the Company to solicit for hire or to hire any Person; (viii) providing for the acquisition or divestiture of any material portion of stock or assets of the Company; (ix) with respect to the lending or investing of funds by the Company to or in any Person; (x) collective bargaining Contracts with any labor union; (xi) providing for the release of any material liabilities on the part of the Company to any Person or of any Person to the Company; (xii) consulting Contracts requiring the Company to make annual payments in excess of $50,000; (xiii) with current or former directors or employees of the Company; (xiv) leases from or to any Person of any real property; (xv) non-disclosure and confidentiality agreements, other than with third parties that are financial institutions or financial investors, or (xvi) that if terminated, would or would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that notwithstanding the foregoing provisions of this definition any non-disclosure or confidentiality agreements entered into by and between the Company and (A) its current stockholders related to such stockholders’ acquisition of any Company Capital Stock, and (B) any third parties which

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are no longer effective by their terms, in each case shall be deemed not to be Material Contracts for purposes of this Agreement.

“Merger Consideration,” with respect to a holder of capital stock of the Company, shall mean the shares of Parent Common Stock issuable to such holder in accordance with Section 1.5(c) upon the surrender of the Company Stock Certificate or Company Stock Certificates held by such holder.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

“Order” shall mean any decree, injunction, order, writ, judgment or similar action.

“Parent Common Stock” shall mean the common stock, $0.001 par value per share, of Parent.

“Parent Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to Company on behalf of Parent and Merger Sub on the date of this Agreement and signed by the Chief Executive Officer of Parent.

“Parent IP” shall mean the panel of anti-CD20 antibodies owned by Parent and related Registered IP and Intellectual Property Rights.

“Parent Stock Option” shall mean a stock option issued under the Parent Amended & Restated 2001 Equity Incentive Plan in substitution for a Company Option.

“Parent Stock Option Plans” shall mean Parent’s Amended and Restated 2001 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, and 2005 Employee Stock Purchase Plan.

“Parent Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Parent Common Stock or all or substantially all of the assets of Parent on terms that the Board of Directors of Parent determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to Parent’s creditors and stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Permitted Encumbrance” means any Encumbrance that (i) is listed in Part 2.6 of the Disclosure Schedule, (ii) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (iii) represents the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law, (iv) in the case of any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such

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Contract, or (v) individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the relevant party.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Bridge Note, the Second Bridge Note, the Voting Agreements, the Creditor Plan, the Certificate of Merger, the Subordination Agreement, Escrow Agreement and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.

“Related Party” shall mean with respect to a Person (i) each of such Person’s stockholders owning more than 5% of the Person’s outstanding capital stock on a fully diluted basis; (ii) each individual who is, or who has at any time been, an officer or director of the Person; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Person in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold),  beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“RHL Secured Note” shall mean that certain Second Amended and Restated Secured Promissory Note dated August 1, 2008 issued by the Company for the benefit of RHL Group.

“RHL Security Agreement” shall mean that certain Security Agreement dated July 31, 2007 by and between the Company and RHL Group securing the Company’s obligations under the RHL Secured Note.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Stock Option Plan” shall mean the Company’s 2005 Equity Incentive Plan.

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“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition to tax, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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